EXHIBIT 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue

P. O. Box 5030

Wallingford, CT 06492-7530

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Diana G. Reardon
Executive Vice President and
Chief Financial Officer
203/265-8630
www.amphenol.com

THIRD QUARTER 2012 RECORD RESULTS
REPORTED BY AMPHENOL CORPORATION

Wallingford Connecticut, October 17, 2012.  Amphenol Corporation (NYSE-APH) reported today third quarter 2012 record diluted earnings per share of $.90 compared to $.79 per share for the comparable 2011 period.  Such per share amount for the 2011 quarter includes the effect of a $13 million ($8 million after tax), or $.05 per share one-time charge relating to flood damage at the Company’s Sidney, New York facility and a $4 million, or $.03 per share, net benefit relating to a reduction in tax expense due primarily to the completion of prior year audits.  Excluding these effects, diluted earnings per share was $.81 for the 2011 period. Sales for the third quarter 2012 were a record $1.103 billion compared to $1.033 billion for the 2011 period.  Currency translation had the effect of decreasing sales by approximately $19 million in the third quarter 2012 compared to the 2011 period.

For the nine months ended September 30, 2012, diluted earnings per share were $2.53 compared to $2.36 for the 2011 period on an as reported basis and $2.32 for the 2011 period excluding one-time items. One-time items in the 2011 period of $.04 include the $.02 net third quarter charge described above and a $.06 per share gain related to the adjustment of a contingent purchase price obligation for a 2010 acquisition.  Sales for the nine months ended September 30, 2012 were $3.146 billion compared to $2.991 billion for the 2011 period.  Currency translation had the effect of decreasing sales by approximately $42 million for the nine month 2012 period compared to the 2011 period.

Amphenol President and Chief Executive Officer, R. Adam Norwitt, stated “We are pleased to report new records of performance in the third quarter of 2012 with sales and EPS of $1.103 billion and $.90, respectively.  Sales increased by approximately 7% year-over-year and 4% sequentially. On a year-over-year basis, we experienced strength in the automotive, industrial, commercial aerospace and telecommunications and data communications equipment markets.  On a sequential basis the Company saw strong growth in mobile devices primarily related to ramp ups of new mobile computing devices.  Our strong growth is once again confirmation of the significant benefits of the Company’s diversity, especially given the increasing level of uncertainty in many of the world’s economies.

In addition, it is extremely rewarding that the Company’s unique entrepreneurial culture continues to drive an unwavering focus on profitability and cash flow, resulting in another sequential operating margin improvement to 19.5% and strong operating cash flow in the quarter of $176 million.  I am very proud of our organization as we continue to execute well.”

“Our ongoing strategy of market and geographic diversification combined with our strong commitment to developing enabling technologies for our customers in all markets, both through organic product development and through our acquisition program, continues to expand the Company’s growth opportunities.  Consistent with this strategy, in the third quarter, the Company completed the acquisitions of Holland Electronics, a leading U.S. supplier of interconnect products for the broadband and satellite communications markets with annual sales of approximately $60 million, and Griffith Enterprises, a U.S. manufacturer of high-technology, value-added assemblies, primarily for commercial aerospace applications, with annual sales of approximately $15 million.  These acquisitions significantly enhance the Company’s product portfolio in two important end markets providing new highly-engineered interconnect solutions to complement our broadband cable offering and expanding our value-add solutions for the fast growing commercial air market.  In addition to our successful acquisition program, the Company continues to deploy its financial strength in a variety of other ways to increase shareholder value.  These include the purchase in this quarter of .5 million shares of the Company’s stock pursuant to our stock repurchase plan as well as the previously announced increase in the quarterly dividend to $.105 per share effective for dividends paid after March 2012.”

“In recent months there has been an increasing level of market uncertainty related to a range of fiscal and budgetary issues.  Based on these considerations and assuming current currency exchange rates we expect fourth quarter 2012 revenues in the range of $1.095 billion to $1.115 billion and diluted EPS in the range of $.88 to $.91  For the full year 2012, we now expect to achieve revenues and diluted EPS in the range of $4.241 billion to $4.261 billion and $3.41  to $3.44, respectively, an increase in revenues of 8% and in diluted EPS (excluding one-time items), of 12% to 13% over 2011. This compares to prior full year 2012 guidance for revenues and diluted EPS in the range of $4.210 billion to $4.250 billion and $3.38 to $3.44, respectively.  Despite the many uncertainties in the global marketplace, we believe we can perform well in the dynamic electronics market due to our leading technology, increasing positions with our customers in diverse markets, worldwide presence, lean cost structure, and agile, experienced and entrepreneurial management team.”

“The electronics revolution continues to accelerate, with new applications and higher performance requirements driving increased demand for our leading interconnect technologies in all of our end markets.  This creates a significant, long-term growth opportunity for Amphenol.  Importantly, our ongoing actions to enhance our competitive advantages and build sustained financial strength have created a solid base for future performance.  I am confident in the ability of our outstanding management team to dynamically adjust to a constantly changing market environment, to continue to generate strong profitability and to further capitalize on the many opportunities to expand our market position.”

The Company will host a conference call to discuss its third quarter results at 1:00 PM (EST) October 17, 2012.  The toll free dial-in number to participate in this call is 888-395-9624; International dial-in number is 517-623-4547; Passcode: Reardon.  There will be a replay available until 11:59 P.M. (EST) on Friday, October 19, 2012.  The replay numbers are toll free 800-839-2290; International toll number is 203-369-3607; Passcode: 5137.

A live broadcast as well as a replay will also be available on the Internet at http://www.amphenol.com/investors/webcasts.php.

Amphenol Corporation is one of the world’s leading producers of electronic and fiber optic connectors, cable and interconnect systems.  Amphenol products are engineered and manufactured in the Americas, Europe, Asia and Africa and sold by a worldwide sales and marketing organization.  Amphenol has a diversified presence as a leader in high growth areas of the interconnect market including: Military, Commercial Aerospace, Automotive, Broadband Communications, Industrial, Telecommunications and Data Communications, Wireless Devices and Wireless Infrastructure.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  Please refer to [Part I, Item 1A] of the Company’s Form 10-K for the year ended December 31, 2011, for some factors that could cause the actual results to differ from estimates.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Net sales	$1,103,376	$1,032,754	$3,146,087	$2,991,077

Cost of sales	759,047	709,277	2,158,326	2,042,254

Gross profit	344,329	323,477	987,761	948,823

Casualty loss related to flood	—	12,831	—	12,831

Change in contingent acquisition related obligations	—	—	—	(17,813)

Selling, general and administrative expense	128,659	124,587	380,636	366,787

Operating income	215,670	186,059	607,125	587,018

Interest expense	(15,166)	(10,498)	(44,014)	(31,885)
Other income, net	2,636	2,255	7,457	6,089

Income before income taxes	203,140	177,816	570,568	561,222

Provision for income taxes	(54,340)	(41,758)	(152,627)	(147,385)

Net income	148,800	136,058	417,941	413,837
Less: Net income attributable to noncontrolling interests	(1,350)	(1,435)	(2,986)	(3,505)

Net income attributable to Amphenol Corporation	$147,450	$134,623	$414,955	$410,332

Net income per common share - Basic	$0.91	$0.80	$2.56	$2.39

Weighted average common shares outstanding - Basic	161,349,493	167,951,866	161,905,598	171,411,779

Net income per common share - Diluted (1)	$0.90	$0.79	$2.53	$2.36

Weighted average common shares outstanding - Diluted	163,780,171	169,835,067	164,333,598	173,728,409

Dividends declared per common share	$0.105	$0.015	$0.315	$0.045

Note 1

Earnings per share for the third quarter of 2011 includes a $12.8 million charge ($8.1 million after tax), or ($.05) per share, casualty loss related to flood and a $4.5 million, or $.03 per share, net tax benefit relating to a reduction in international tax expense due primarily to the favorable settlement of certain tax positions and the completion of prior year audits. Earnings per share for the nine months ended September 30, 2011 also includes a $17.8 million ($11.2 million after tax) gain, or $.06 per share, related to the adjustment of a contingent purchase price obligation for a 2010 acquisition. Excluding these effects, diluted earnings per share was $.81 and $2.32 for the three months and nine months ended September 30, 2011, respectively.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(dollars in thousands)

	September 30,	December 31,
	2012	2011
ASSETS

Current Assets:
Cash and cash equivalents	$725,546	$515,086
Short-term investments	167,345	133,848
Total cash, cash equivalents and short-term investments	892,891	648,934
Accounts receivable, less allowance for doubtful accounts of $11,085 and $11,113, respectively	903,344	767,181
Inventories, net	712,189	649,862
Other current assets	132,557	115,260

Total current assets	2,640,981	2,181,237

Land and depreciable assets, less accumulated depreciation of $701,032 and $655,869, respectively	407,587	380,501
Goodwill	1,876,539	1,746,113
Other long-term assets	145,858	137,374

	$5,070,965	$4,445,225

LIABILITIES & EQUITY

Current Liabilities:
Accounts payable	$478,100	$377,867
Accrued salaries, wages and employee benefits	86,014	83,810
Accrued income taxes	78,956	87,315
Other accrued expenses	127,425	93,125
Short-term debt	94,093	298

Total current liabilities	864,588	642,415

Long-term debt	1,511,297	1,376,831
Accrued pension and post employment benefit obligations	205,922	207,049
Other long-term liabilities	50,940	34,144

Equity:
Common stock	162	163
Additional paid-in capital	302,547	189,166
Accumulated earnings	2,237,109	2,102,497
Accumulated other comprehensive loss	(112,977)	(120,057)

Total shareholders’ equity attributable to Amphenol Corporation	2,426,841	2,171,769

Noncontrolling interests	11,377	13,017

Total equity	2,438,218	2,184,786

	$5,070,965	$4,445,225

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

(dollars in thousands)

	Nine months ended
	September 30,
	2012	2011

Cash flow from operating activities:
Net income	$417,941	$413,837
Adjustments for cash flow from operating activities:
Depreciation and amortization	89,339	88,197
Stock-based compensation expense	23,167	21,011
Non-cash casualty loss related to flood	—	12,400
Change in contingent acquisition related obligations	—	(17,813)
Excess tax benefits from stock-based compensation payment arrangements	(17,805)	(5,624)
Net change in components of working capital	(44,789)	(125,644)
Net change in other long-term assets and liabilities	(250)	10,225

Cash flow provided by operating activities	467,603	396,589

Cash flow from investing activities:
Additions to property, plant and equipment	(96,489)	(72,048)
Proceeds from disposals of fixed assets	4,174	7,134
Purchases of short-term investments	(220,330)	(93,833)
Sales and maturities of short-term investments	186,833	101,444
Acquisitions, net of cash acquired	(179,597)	(52,993)

Cash flow used in investing activities	(305,409)	(110,296)

Cash flow from financing activities:
Borrowings under senior notes	498,730	—
Borrowings under credit facilities	606,600	675,100
Repayments under credit facilities	(876,960)	(215,598)
Payment of fees and expenses related to debt financing	(4,318)	(2,125)
Proceeds from exercise of stock options	73,450	24,255
Excess tax benefits from stock-based compensation payment arrangements	17,805	5,624
Payment of contingent acquisition related obligations	—	(40,000)
Payments to shareholders of noncontrolling interests	(4,713)	(28,689)
Purchase and retirement of treasury stock	(229,442)	(534,000)
Dividend payments	(36,385)	(7,788)

Cash flow provided by (used in) financing activities	44,767	(123,221)

Effect of exchange rate changes on cash and cash equivalents	3,499	1,219

Net change in cash and cash equivalents	210,460	164,291
Cash and cash equivalents balance, beginning of period	515,086	525,888

Cash and cash equivalents balance, end of period	$725,546	$690,179

AMPHENOL CORPORATION

SEGMENT INFORMATION

(dollars in thousands)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011

Trade Sales:
Interconnect Products	$1,033,309	$957,153	$2,926,834	$2,778,418
Cable Products	70,067	75,601	219,253	212,659
Consolidated	$1,103,376	$1,032,754	$3,146,087	$2,991,077

Operating income:
Interconnect Products	$224,517	$205,611	$627,962	$603,103
Cable Products	8,697	9,874	29,831	26,833
Stock-based compensation expense	(8,066)	(7,630)	(23,167)	(21,011)
Change in contingent acquisition related obligations	—	—	—	17,813
Casualty loss related to flood	—	(12,831)	—	(12,831)
Other operating expenses	(9,478)	(8,965)	(27,501)	(26,889)
Consolidated	$215,670	$186,059	$607,125	$587,018

ROS%:
Interconnect Products	21.7%	21.5%	21.5%	21.7%
Cable Products	12.4%	13.1%	13.6%	12.6%
Corporate - stock-based compensation	-0.7%	-0.7%	-0.7%	-0.7%
Change in contingent acquisition related obligations	0.0%	0.0%	0.0%	0.6%
Casualty loss related to flood	0.0%	-1.3%	0.0%	-0.4%
Corporate - all other	-0.9%	-0.9%	-0.9%	-0.9%

Consolidated	19.5%	18.0%	19.3%	19.6%